Exhibit 10.40

SEPARATION AGREEMENT AND RELEASE
This SEPARATION AGREEMENT AND RELEASE (the “Agreement”) is made and entered into by and between PIPER JAFFRAY & CO. (“PJC” or the “Company”), and Stuart C. Harvey, Jr. (“Employee”). The Company and Employee shall be referenced individually as a “Party,” and collectively as the “Parties.”
WHEREAS, Employee has been employed by the Company since August 17, 2015;
WHEREAS, Employee signed an Offer Letter dated June 11, 2015, which contains certain post-termination provisions restated herein;
WHEREAS, the Parties acknowledge that the Employee Non-Solicitation Restrictions, and the Confidential Information and Unfair Competition Restrictions set forth herein are valid, enforceable, and necessary to protect PJC’s legitimate business interests;
WHEREAS, the Parties have read and understood the terms of this Agreement, and the Parties have been represented by counsel throughout the negotiations leading up to the Parties entering into this Agreement.
NOW, THEREFORE, in recognition of Employee’s past service to the Company, and as consideration for the mutual promises and covenants set forth herein, the Parties covenant and agree as follows:
1.    Recitals: The Recitals set forth above are incorporated into this Agreement, as if fully set forth herein.
2.    Separation: Employee will resign from his current position at the Company, effective December 31, 2017 (the “Separation Date.”) The Company agrees to accept Employee’s resignation from employment immediately, effective as of the Separation Date, and further agrees that Employee will earn and accrue his regular salary and other benefits through the Separation Date. The Company shall reimburse Employee for all reasonable travel, entertainment or other expenses incurred by Employee prior to December 4, 2017, in accordance with the Company’s expense reimbursement policy. Employee acknowledges and agrees that, on and after the Separation Date, Employee will not earn or accrue any salary or other benefits from the Company, except as set forth in Sections 3 and 4 below. As of the Separation Date, the Company shall remove Employee from all positions that Employee holds as an officer of the Company and its affiliates, including Piper Jaffray Companies.
3.    Consideration: Assuming Employee executes this Agreement and takes no steps to revoke or rescind any aspect of this Agreement, the Company will provide Employee the consideration set forth in this Section. First, the Company will provide Employee a lump sum payment in the gross amount of Two Million and Three Hundred and Eighty Thousand and No/100 Dollars ($2,380,000.00), subject to payroll withholding, Second, assuming Employee fully qualifies pursuant to the terms of Paragraph 9 of this Agreement, the Additional Separation Payment set forth in Paragraph 9, and Third, again assuming Employee executes this Agreement and takes no steps to revoke or rescind any aspect of this Agreement, the Company will provide Employee a legal fee allowance in the amount of $25,000, in addition to the lump sum payment noted above. The compensation and legal allowance described (together, the “Separation Amount”) will be provided to Employee in a lump sum in accordance with the following timetable and subject to the following conditions. Assuming that Employee executes this Agreement and takes no steps to revoke or rescind any aspect of this Agreement, the Company will provide Employee the Separation Amount no later than fifteen (15) days following the expiration of the latter of the two revocation periods described below. The check for legal fees shall be sent to Employee’s counsel upon receipt of a W-9. The Company shall issue a Form 1099 to Employee and his counsel for the legal fee allowance. Employee agrees that he is not entitled to the Consideration set forth in this Agreement absent his signing (and not revoking or rescinding) this Agreement.
Employee understands and agrees that notwithstanding any language to the contrary contained within the performance share unit agreement executed between Employee and the Company effective February 15, 2017 or the Company’s Amended and Restated 2003 Annual and Long-Term Incentive Plan (the “LTIP”), such performance share units shall be forfeited without consideration immediately upon the Separation Date. Employee also understands and agrees that he forfeits any right (i) an incentive payment under the Company’s 2017 Annual Incentive Program and (ii) any future performance share unit agreement under the LTIP, notwithstanding any language to the contrary contained in any policy or agreement. Employee understands and agrees that he has no eligibility for, or any entitlement to, any performance share units issued on any date after the Separation Date.
4.    Benefits: Assuming Employee executes this Agreement and takes no steps to revoke or rescind any aspect of this Agreement, the Company will continue Employee’s benefit package through December 31, 2017. In addition, contingent on Employee remaining eligible for such coverage, Company shall reimburse Employee for the amount of the COBRA premiums for the health and dental coverage in effect for Employee as of the Separation Date for twelve (12) months following the Separation Date. The value of the premiums paid on Employee’s behalf will be treated as taxable income to Employee and will be reimbursed no later than sixty (60) days following submission of Employee’s expenses for reimbursement, provided that no reimbursement payments shall be paid after December 31, 2019. Should Employee find alternative employment and elect to discontinue COBRA, Employee shall notify the Company and any eligibility for reimbursement shall terminate as of the month in which Employee makes the notification.
5.    Form U-5: The Company will file a Form U-5 within thirty (30) days of Employee’s Separation Date as it is required to do. The reason for Employee’s termination will be “Voluntary Resignation.”
6.    Transition of Responsibilities. To the extent that Employee is requested to do so by the senior leaders, Employee will provide reasonable assistance in the transition of Employee’s job responsibilities between the date he signs this Agreement and December 31, 2017, but will have no other duties or responsibilities during that time.
7.    General Release:

(A)
In General. Employee irrevocably and unconditionally releases any and all Claims described in Section 7(b) below arising up through the date on which he signs this Agreement that he had, may have had, has, or may have, against the “Released Parties,” as that term is defined in Section 7(f) below.

(B)
Claims Released. The Claims released by Employee under Section 7(a) include all known and unknown claims, causes of action, grievances, liabilities, debts, obligations, injuries, damages, or similar rights of any type that Employee had or presently may have (“Claims”), with respect to any Released Party listed in Section 7(f). Employee acknowledges that the Claims released under this section might arise under many different foreign, domestic, national, state, or local laws (including statutes, regulations, other administrative guidance, and common law doctrines), including, but not limited to, the following:

(i)
Claims for breach of contract (including, but not limited to, any claims for unpaid compensation or severance, and any claims under the LTIP, or the 2017 Annual Incentive Program), whether express, implied, implied-in-fact, promissory estoppel and/or detrimental reliance;

(ii)
Claims under or pursuant to the Americans with Disabilities Act, as amended; the Age Discrimination in Employment Act (“ADEA”), as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Equal Pay Act; 42 U.S.C. § 1981, as amended; 42 U.S.C. § 1985; the Immigration Reform and Control Act of 1986, as amended; the Employee Retirement Income Security Act of 1974 (“ERISA”); the Family and Medical Leave Act, as amended; the Sarbanes-Oxley Act; the Worker Adjustment and Retraining Notification Act; the Genetic Information Nondiscrimination Act; the Fair Labor Standards Act, as amended; the Fair Credit Reporting Act; the Occupational Safety & Health Act; the Uniformed Services Employment and Reemployment Rights Act, as amended; the Employee Polygraph Protection Act; as well as any other federal law, statute, ordinance, rule, regulation, or executive order relating to employment and/or discrimination in employment;

(iii)
Claims under or pursuant to the Minnesota Human Rights Act (“MHRA”), Minn. Stat. Chap. 363; any provision of Minn. Stat. Chapter 181; the Minnesota Equal Pay for Equal Work Law, Minn. Stat. §§ 181.66-181.71; Minn. § 181.81 (age discrimination); Minn. Stat. § 176.82 (retaliatory discharge); Minn. Stat. §§ 181.931, 181.932, 181.935 (whistleblower protection); Minn. Stat. §§ 181.940-181.944 (family leave); Minn. Stat. §§ 181.961-181.966 (personnel record access statutes); and any other Claims under any other Minnesota statutes; as well as any other state or local law, statute, ordinance, rule, regulation or order relating to employment and/or discrimination in employment;

(iv)
Claims for: wrongful discharge; retaliatory discharge; discharge in violation of any public policy; breach of the covenant (express or implied) of good faith and fair dealing; negligent or intentional infliction of emotional distress; interference with contractual relations; interference with prospective economic advantage; defamation (including libel, slander, and self-defamation); personal, emotional or physical injury; fraud; intentional or negligent misrepresentation; violation of public policy; invasion of privacy; intentional torts of any kind; torts grounded in negligence theories (including gross negligence); negligent hiring, retention and/or supervision; or any other statutory or common law theory of recovery.

(v)
As to all Claims released, waived and discharged in connection with Sections 7(B)(i)-(iv) above, Employee understands, acknowledges and agrees that he is giving up and relinquishing any and all rights to seek damages of any kind from any or all of the Released Parties for any conduct predating his execution of this Agreement, including, without limitation, compensatory damages, incidental damages, consequential damages, exemplary or punitive damages, attorneys’ fees, costs, and disbursements. Similarly, Employee understands that by releasing the Released Parties from the claims described above, he is giving up his rights to seek any type of injunctive and/or declaratory relief from any or all of the Released Parties.

(vi)
Employee understands, agrees, and acknowledges that the General Release, including all of its subparts, set forth in Section 7(B)(i)-(iv) above is a substantial, material inducement to the Company to enter into this Agreement. Employee understands and agrees that if, at any time following his execution of this Agreement, Employee (either independently or through an agent or attorney) asserts or threatens to assert any claim released by this Agreement or otherwise violates the terms of this provision, then, in addition to any other legal or equitable remedies any of the Released Parties may have, Employee shall pay all the attorneys’ fees, expenses, and costs incurred by any of the Released Parties as a consequence of Employee’s breach of this Section 7.

(C)
Exclusion of Certain Claims. Nothing herein prevents Employee from instituting any action to enforce the terms of this Agreement. The Parties further agree that the release in this Section 7 shall not apply to any claims which may not, as a matter of law, be released. Nothing contained in this General Release shall: (i) release any claim that cannot be waived under applicable law; (ii) release Employee rights to any vested benefits under any employee benefit plan of the Company, if any; or (iii) release any entitlement to or with respect to indemnification that Employee may have pursuant to the Company’s By-Laws, any policy of insurance maintained by the Company, or otherwise provided by law.

(D)
Unknown Claims. Employee acknowledges that he is releasing Claims that he may not know about, and that he does so with knowing and voluntary intent, after consulting with legal counsel. Employee expressly waives all rights that he may have under any law that is intended to protect him from waiving unknown Claims. Employee further acknowledges that he understands the significance of doing so.

(E)
Protected Activity. Notwithstanding the General Release set forth in this Section 7, nothing in this Agreement shall be construed to prohibit Employee from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” means filing a charge, reporting possible violations of state or federal law, or cooperating with any investigation by any governmental agency or entity or any self-regulatory agency, including, without limitation, the United States Department of Labor, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, and FINRA. Protected Activity does not include the disclosure of any information Employee came to learn during the course of his employment that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege, the work product doctrine, the bank examiner’s privilege, and/or privileges applicable to information covered by the Bank Secrecy Act (31 U.S.C. §§ 5311-5330), including information that would reveal the existence or contemplated filing of a suspicious activity report. Employee understands that he is not required to obtain prior authorization from PJC or to inform PJC prior to engaging in any Protected Activity. This release does, however, waive Employee’s right to file an individual or class action lawsuit against the Company or receive any equitable or monetary relief in connection with any charge or investigation.

(F)
Released Parties. The “Released Parties” encompassed by this Section 7 shall include Piper Jaffray & Co., any Affiliates of PJC (including, without limitation, Piper Jaffray Companies), as well as its Affiliates’ parents, subsidiaries, and related entities and affiliated companies, and the past or present Board members, officers, or directors, administrators, employees, agents, attorneys and the successors, assigns, and representatives of all of the entities identified in this Section 7(f), as well as all benefit plans sponsored by PJC, and its affiliated entities, and each of their respective present and former agents, employees, representatives, insurers, partners, associates, fiduciaries, successors, and assigns, in any and all capacities (including, but not limited to, the fiduciary, representative, or individual capacity of any released person or entity).

8.    Restrictive Covenants Contained in Offer Letter: Employee agrees and acknowledges that as outlined in his Offer Letter, Employee agreed to certain post-employment restrictions, to which he will adhere as set forth below:

(A)
Non-Solicitation of Employees. In consideration of Employee’s employment by the Company, Employee agrees that for the twelve (12) month period following the Separation Date, Employee will not, directly or indirectly, alone or in concert with others, hire or attempt to hire any person who is, at the time of the termination of Employee’s employment, an employee, consultant or contractor of the Company or who was employed by or performed services for the Company during the twelve (12) month period prior to the Separation Date. Nor will Employee during this period, directly or indirectly, encourage or induce to leave from the Company any employee, consultant or contractor of the Company or any employee, consultant or contractor who was employed by or provided services to the Company within the twelve (12) month period prior to the Separation Date. Employee acknowledges that the covenants provided for in this Section are reasonable and necessary to protect the Company’s legitimate business interests.

(B)
Confidential Information and Unfair Competition. Employee recognizes that any knowledge or information of any type whatsoever of a confidential nature relating to the business of PJC or any of its parents, subsidiaries or affiliates, including, without limitation, all types of trade secrets, client lists or information, employee lists or information, information regarding product development, marketing plans, management organization information, operating policies or manuals, performance results, business plans, financial records, or other financial, commercial, business or technical information (collectively, “Confidential Information”), must be protected as confidential, not copied, disclosed or used other than for the benefit of the Company at any time, unless and until such knowledge or information is in the public domain through no wrongful act by Employee. Employee further agrees not to divulge to anyone (other than the Company or any of its affiliates or any persons employed or designated by such entities), publish or make use of any such Confidential Information without the prior written consent of the Company, except by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency. Employee further agrees that all such information, documents and records are and shall at all times remain the sole and exclusive property of PJC, and at the cessation of Employee’s employment, Employee shall not retain and shall return to the Company any tangible property, documents or like material assigned to Employee by the Company or prepared by Employee during Employee’s employment including all copies thereof; provided that the foregoing shall not include any contact information in Employee’s electronic contacts relating to names, addresses, phone numbers and similar information for individuals or organizations. Employee acknowledges that his failure to comply with the provisions set forth herein would constitute unfair competition.

(C)
Remedies for Certain Breaches. Employee acknowledges and agrees that the covenants and obligations with respect to the provisions titled Non-Solicitation of Employees and Confidential Information and Unfair Competition (collectively, the "Restrictive Covenants") relate to special, unique and extraordinary services rendered by Employee to the Company and that the Company has provided valuable consideration to Employee in exchange for Employee’s agreement to be bound by the Restrictive Covenants. Employee further acknowledges and agrees that a violation of any of the material terms of the Restrictive Covenants by Employee will cause the Company to suffer irreparable injury for which adequate remedies are not available at law and damages would be difficult to ascertain and speculative. Therefore, if Employee violates or threatens to violate any of the material terms of the Restrictive Covenants Employee agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining Employee from committing any violation of the Restrictive Covenants. This relief is cumulative and in addition to any other rights and remedies the Company may have, whether at law or in equity.

Furthermore, Employee acknowledges and agrees that in the event a court of competent jurisdiction determines in a final and non-appealable judgment that Employee violated the material terms of any of the Restrictive Covenants, Employee shall forfeit Employee’s right to the Separation Amount referenced in Section 3 and Employee agrees that Employee shall repay 50% of the full amount of the Separation Amount (and the Additional Separation Amount) to the Company if Employee has already received the Separation Amount and the Additional Separation Amount. This relief is cumulative and in addition to any further rights and remedies the Company may have at law or in equity.
9.    Additional Separation Payment: Employee will be eligible for an additional separation payment in the gross amount of Four Hundred and Forty-Five Thousand and No/100 ($445,000.00) (“Additional Separation Payment”), subject to withholding provided that he signs, and does not rescind, a release of claims in the form attached as Exhibit A, on the Separation Date. The Additional Separation Payment shall be sent to Employee’s counsel within thirty (30) days of the date on which he signs, provided that Employee signs, and does not rescind the release attached as Exhibit A.

10.    Promises:

(A)
Employment Termination. Employee agrees that his employment with the Company will end on the Separation Date. Employee acknowledges and agrees that the Company has accepted his resignation effective on the Separation Date after which he will have no employment rights with the Company.

(B)	Company Property and Confidential Information. On or before the Separation Date, Employee agrees to return to the Company all Company-owned property and Confidential Information in his possession.

(C)
Full Disclosure. Employee acknowledges that he has disclosed to the Company any information he has concerning any conduct involving any of the Released Parties or any of their subsidiaries, affiliates, shareholders, officers, directors, employees, or agents that he has reason to believe may be unlawful or involve any false claims to the United States or any other government having jurisdiction over the Company. Further, Employee promises to cooperate fully and voluntarily in any investigation that the Company undertakes into matters occurring during his employment with the Company or its affiliates, and agrees not to disclose to anyone who is not assisting the Company with the investigation, other than his attorney, the fact of, or the subject matter of the investigation, except as required by law. Employee will reasonably accommodate his schedule to cooperate with the Company and promptly provide such information; provided that the Company will pay Employee for the time spent by Employee in providing the cooperation required under this Section 10(C) at the rate of $250 per hour upon submission of acceptable documentation for such time expended. Nothing herein is intended to or shall preclude Employee from cooperating with any appropriate federal, state, or local government agency, or with any self-regulatory agency, in any of said agencies’ investigations.

(D)
Cooperation with Litigation. In the event that any of the Released Parties or any of their respective parent companies, subsidiaries, affiliates, shareholders, officers, or directors are involved in any litigation, arbitration, or administrative proceeding subsequent to the Separation Date, Employee agrees that, upon request, he will provide reasonable cooperation to the Released Parties and their attorneys in the prosecution or defense of any litigation, arbitration, or administrative proceeding, including participation in interviews with their attorneys, appearing for depositions, testifying in administrative, judicial, or arbitration proceedings, or any other reasonable participation necessary for the prosecution or defense of any such litigation, arbitration, or administrative proceeding. The Company agrees to reimburse Employee for his reasonable expenses in participating in the prosecution or defense of any litigation, arbitration, or administrative proceeding and pay Employee for the time (including any travel time) spent by Employee in providing the cooperation required under this Section 10(D) at the rate of $250 per hour, provided that Employee submits acceptable documentation of all such expenses and time expended.

(E)
Non-Disparagement. Employee agrees that he will not make any disparaging remarks or statements about any of the Released Parties, or their respective parent companies, subsidiaries, and affiliates including, but not limited to, all related companies, partnerships, affiliated entities or joint ventures, as well as their respective current and former officers, directors, shareholders, principals, attorneys, agents, employees or any Released Party, or his prior employment with the Company. Employee further agrees that he will not make any disparaging remarks or statements about any of the products or services provided by PJC or any of its affiliates. Nothing in this Section, however, shall prevent Employee from engaging in Protected Activity. The Company agrees to use its best efforts to cause the Company’s leadership team and members of the Board of Directors not to make any disparaging remarks or statements about Employee or his prior employment with the Company and Employee agrees to direct any prospective employers to Christine Esckilsen, Chief Human Capital Officer. The Company agrees that Ms. Esckilsen will inform any such prospective employer the dates of service and positions held by Employee with the Company and reference the statement referred to in Exhibit B.

(F)
Statement. The Company and Employee agree any statement by Employee or Piper’s Leadership Team or members of Piper’s Board of Directors regarding Employee’s resignation or related matters shall be consistent with the statement attached hereto as Exhibit B, which shall be the basis for any additional written materials, such as “talking points” and FAQs.

11.    Consideration of Agreement and Rescission Period:

(A)
ADEA/OWBPA Waiver and Acknowledgement. Insofar as this Agreement pertains to the release of Employee’s Claims, if any, under the ADEA and the Older Workers Benefit Protection Act (“OWBPA”), Employee, pursuant to and in compliance with the rights afforded him under the OWBPA:

(vii)	acknowledges and confirms that he has read this Agreement in its entirety and understands all of its terms;

(viii)	is hereby advised in writing to consult with an attorney of his own choosing before executing this Agreement;

(ix)
acknowledges that he has had twenty-one (21) days to decide whether to release any potential Claims under the ADEA/OWBPA, which period of time he agrees is reasonable and he waives any right to take additional time to consider this Agreement and he is advised to consult with an attorney of his own choosing, which he has done;

(x)	is hereby advised that he has the right to rescind or revoke his release of any Claims he may have under the ADEA/OWBPA, if done within seven (7) calendar days from the date he signs this Agreement;

(xi)	is hereby advised that this Agreement shall not become effective or enforceable until the seven-day (7-day) revocation period has expired;

(xii)	is hereby advised that he is not waiving claims that may arise after the date on which he executes the Agreement; and

(xiii)
acknowledges that if he, in his sole discretion, elects to execute this Agreement prior to the expiration of the 21-day period, it is because he has decided that he does not need any additional time to consider whether he wishes to release any potential Claims under the ADEA/OWBPA.

(B)
Right to Rescind Release of MHRA Claims (if any). Employee understands and acknowledges that he has the right to rescind or revoke any release of any Claims he may have under the Minnesota Human Rights Act (“MHRA”), Minn. Stat. Chap. 363, if done within fifteen (15) calendar days from the date he signs this Agreement, as described further below.

(C)
Method of Rescission. Employee understands that if he wishes to rescind his release of Claims under the ADEA/OWBPA and/or the MHRA, the rescissions must be in writing and hand-delivered or mailed to Ms. Christine Esckilsen. If hand-delivered, the rescissions must be (a) addressed to: Ms. Christine Esckilsen, Piper Jaffray & Co., Chief Human Capital Officer, 800 Nicollet Mall, J09S02, Minneapolis, Minnesota 55402; and (b) delivered by the close of business on the last day of the applicable rescission period, as set forth above. If mailed, the rescissions must be: (a) postmarked within the applicable rescission period, as set forth above; (b) addressed to Ms. Christine Esckilsen, Piper Jaffray & Co., Chief Human Capital Officer, 800 Nicollet Mall, J09S02, Minneapolis, MN 55402, and (c) sent by certified mail, return receipt requested. As referenced above, the revocation of the ADEA/OWBPA Claims (if any) must be provided within seven (7) days, and the revocation of the MHRA Claims (if any) must be provided within fifteen (15) days. The revocation of the federal claim under the ADEA/OWBPA will not constitute a revocation of the state claim under the MHRA, or vice-versa, unless the revocations are each timely submitted and the revocations clearly define whether they apply to the federal claim, the state claim, or both.

(D)
Consequences of Rescission. Employee agrees, understands, and acknowledges that PJC’s obligations to him, as set forth in this Agreement, shall be unenforceable unless and until the rescission periods with regard to the ADEA/OWBPA and the MHRA have expired, and he has not rescinded or revoked the Agreement in any part. Employee further understands that any revocation by him of his release of any Claims under either the ADEA/OWBPA or the MHRA shall have no effect on his release of any other Claims. Nonetheless, in the event Employee rescinds his release of Claims under either the ADEA/OWBPA or MHRA, then PJC, in its sole discretion, may elect to declare this Agreement null and void as to all non-statutory, non-revoked claims (except that Employee’s employment ended as of the Separation Date). The Company will inform Employee of its determination on this issue within thirty (30) days of receiving any notice of revocation under either the ADEA/OBWBA or the MHRA.

12.    Miscellaneous:

(A)
Non-Admission of Liability. Employee agrees that this Agreement does not constitute an admission of wrongdoing or liability by the Company or any Released Party, and acknowledges that the Released Parties do not believe or admit that any of them has done anything wrong.

(B)
Modifications. The Parties agree that the provisions of this Agreement may not be modified by any subsequent agreement unless the modifying agreement is: (i) in writing; (ii) specifically references this Agreement; (iii) signed by Employee; and (iv) signed and approved by an authorized officer of the Company.

(C)
Integration. The Parties acknowledge and agree that this Agreement constitutes the entire agreement between the Parties; that the Parties have executed this Agreement based upon the terms set forth herein; that the Parties have not relied on any prior agreement or representation, whether oral or written, which is not set forth in this Agreement; and that no prior agreement, whether oral or written, shall have any effect on the terms and provisions of this Agreement.

(D)
Severability and Waiver. The Parties acknowledge and agree that each provision of this Agreement shall be enforceable independently of every other provision. Furthermore, in the event that any provision is deemed to be unenforceable for any reason, the remaining provisions shall remain effective, binding, and enforceable. The Parties further acknowledge and agree that the failure of any Party to enforce any provision of this Agreement shall not constitute a waiver of that provision, or of any other provision of this Agreement.

(E)
Fees and Costs. In the event that any Party to this Agreement initiates legal action in any court or adjudicative body to enforce any provision of this Agreement, or initiates legal action based upon the breach of any provision of this Agreement by any other Party, the prevailing Party in any such legal proceeding shall recover, in addition to any legal or equitable relief otherwise available under applicable law, reasonable costs and expenses (including attorneys’ fees) incurred in connection with the prosecution or defense of any such legal action.

(F)
Governing Law. Except to the extent governed by federal law, this Agreement shall be governed by the statutes and common law of the State of Minnesota, exclusive of any rules pertaining to conflicts of laws. The Parties agree that any litigation pertaining to the interpretation, application, or enforcement of any provision of this Agreement must be filed in a federal or state court of competent jurisdiction in Minnesota.

(G)
Successors and Assigns. This Agreement will be binding on Employee, his heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of all Released Parties and their respective heirs, administrators, representatives, executors, successors and assigns.

(H)	Assignment. Employee may not assign this Agreement or any rights he may have hereunder in whole or in part. Any purported assignment by Employee shall be null and void.

(I)
Third-Party Beneficiaries. The Released Parties, other than the Company, its successors, assigns, parents, subsidiaries, affiliates, and related entities, are not parties to this Agreement but are third-party beneficiaries of this Agreement and shall have enforceable rights under this Agreement subject to its terms. Employee and the Company intend, agree, and acknowledge that beyond the Released Parties, there shall be no other third-party beneficiaries to this Separation Agreement.

(J)
Code Section 409A Compliance. The Company and Employee each herby affirm that it is in their mutual view that the provision of payments and benefits described or referenced herein are exempt from, or in compliance with, the requirements of Section 409A of the Code and the Treasury regulations relating thereto (“Section 409A”) and that each Party’s tax reporting shall be completed in a manner consistent with such view. The Company and Employee each agree that upon the Separation Date, Employee will experience a “separation from service” for purposes of Section 409A. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Notwithstanding anything contained herein to the contrary, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Separation Date shall instead be paid on the first business day after the date that is six months following the Separation Date (or death, if earlier). Neither the Company nor its affiliates shall be liable in any manner for any federal, state or local income or excise taxes (including but not limited to any taxes under Section 409A of the Code), or penalties or interest with respect thereto, as a result of the payment of any compensation or benefits hereunder, or the inclusion of any such compensation or benefits or the value thereof in Employee’s income.

(K)
Interpretation. This Agreement shall be construed as a whole according to its fair meaning. It shall not be construed strictly for or against Employee or any Released Party, regardless of whether the Employee or any Released Party drafted or caused his or her representative to draft this Agreement or any specific provision. Unless the context indicates otherwise, the term “or” shall be deemed to include the term “and” and the singular or plural number shall be deemed to include the other. Captions are intended solely for convenience of reference and shall not be used in the interpretation of this Agreement.

(L)
Entire Agreement. The Parties acknowledge that this Agreement constitutes the entire agreement between the Parties regarding all of the subjects addressed in this Agreement. The Parties agree and acknowledge that there have been no inducements, statements, or representations leading them to execute this Agreement, except as expressly contained herein.

(M)
Form 8-K Report. The Parties agree that promptly upon execution of this Agreement, the Company will file a Form 8-K Report that will include as an exhibit a press release that will include language consistent with Exhibit B. The Form 8-K itself will include disclosure that Employee has voluntarily decided to resign from his employment effective December 31, 2017.

(N)
Public Disclosure of this Agreement. The Company retains the authority, in its discretion, to determine whether to file a copy of this Agreement with the SEC or any other public body, and the Company’s decision to do so shall not be a breach of this Agreement.

READ THIS AGREEMENT CAREFULLY AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT: IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS. IF YOU WISH, YOU SHOULD TAKE ADVANTAGE OF THE FULL CONSIDERATION PERIOD AFFORDED BY SECTION 11 AND YOU SHOULD CONSULT AN ATTORNEY, WHICH YOU HAVE DONE.

Dated: December 4, 2017            STUART C. HARVEY, JR.

/s/ Stuart C. Harvey, Jr.
As to Form:                KAPLAN, STRANGIS AND KAPLAN, P.A.

Dated: December 4, 2017            /s/ Bruce Parker
Bruce Parker
90 South Seventh Street
Suite 5500
Minneapolis, MN 55402
Attorneys for Stuart Harvey
Dated: December 4, 2017            PIPER JAFFRAY & CO., INC.

By: /s/ Andrew S. Duff
Its: Chairman and CEO
As to Form:                DORSEY & WHITNEY LLP

Dated: December 4, 2017            /s/ Melissa Raphan
Melissa Raphan
50 South Sixth Street
Suite 1500
Minneapolis, MN 55402
Attorneys for Piper Jaffray & Co., Inc.